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                                 EXHIBIT (P)(2)

                           CAPITAL GROWTH MANAGEMENT
                              LIMITED PARTNERSHIP

                                 CODE OF ETHICS

                         (As revised October 27, 2005)

         This Code of Ethics is intended to ensure compliance with the federal securities laws by each of the employees of Capital Growth Management Limited Partnership.

                          PART I - BUSINESS PRACTICES

          Understanding as to Clients' Accounts, Company Records, etc.

         Records and other materials relating to Capital Growth Management's relationships with its clients are the property of Capital Growth Management and not of any individual member of the firm. This applies to all clients for whom the firm acts as investment counsel or adviser, regardless of how or through whom the client relationship originated and regardless of who may be the individual consultant on a particular client's affairs.

         You agree that, upon the termination of your employment, you will not take with you any of our records, correspondence, files, forms, documents or data of any nature whatsoever pertaining to our clients, procedures, or research activities, and that you will not prepare or take with you any copies of the same, and that you will not, before or after termination of your employment, make any of such records or other information or data available to any other person or firm; provided however that data and information related to client accounts may be provided to Capital Growth Management's service providers as required to provide services to clients and that data and information related to client accounts shall be provided pursuant to a valid and enforceable subpoena or as otherwise required by law.

         All information in our files pertaining to the clients of the firm or our forms, procedures, research or counseling activities is confidential property of the firm.

                               Client Information

         Our relationship with clients is entirely confidential and no disclosure of the name or of any detail of the personal circumstances of a client shall be made to anyone not a member of the firm without the specific permission of the client.

                              Outside Affiliations

         No member of the firm shall become an officer, trustee or director of any company whose shares are publicly traded (except an investment company managed by Capital Growth Management or a Capital Growth Management affiliate) without the advance approval of the Chairman or President of the General Partner of Capital Growth Management. Capital Growth Management cannot be in the position of receiving or being able to receive inside information. Therefore, exceptions will be made only in extremely unusual situations.

         No member of the firm shall accept an appointment as an executor, administrator, trustee, guardian or conservator (other than in family situations) without approval by the Chairman or President of the General Partner of Capital Growth Management.

                            Gifts from Third Parties

         In order to avoid a conflict of interest, the impairment of the impartial discharge of your responsibilities to our clients, or any other difficulty or embarrassment, you shall not accept any gift(s) presented on your own behalf, on the firm's behalf, or on behalf of any member of your family from any person with whom the firm does business, including brokers, securities salesmen, clients, or vendors of any kind valued at more than $250.00 annually. The only exception to this restriction shall be for occasional small gifts of de minimis value which present no possibility of influencing your judgment.

                         Publishing Articles and Books

         You shall not publish any book or article bearing on investments or finance or allied subjects except with the specific approval of the Chairman or President of the General Partner of Capital Growth Management. This also applies to public talks or interviews.

                           Use of Inside Information

         You agree to adhere to the Capital Growth Management Limited Partnership Insider Trading Statement of Policy and Procedures which should be read in conjunction with this Code.
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                   PART II - PERSONAL SECURITIES TRANSACTIONS

         The primary purpose of the Capital Growth Management Code is to protect the interests of all our clients. Our Code is very important to each member of the firm in maintaining the high standards and reputation of Capital Growth Management and guarding against an inadvertent violation of the securities laws which might jeopardize your future in the investment business.

         Each employee is required to comply with all applicable federal securities laws. Should you have any questions regarding your responsibilities under these laws, please consult with the Chief Compliance Officer.

         There are two points in particular that should be constantly kept in mind.

         1. Capital Growth Management holds itself out as a professional investment counsel firm which provides unbiased advice - that is, advice based solely on the merits of the individual investment and undiluted by any conflicts of interest which could prejudice the investment decision in any way. Thus, the very nature of our business requires that the main thrust of our Code be the elimination of any conflicts that could jeopardize our unbiased investment approach.

         2. The second point we stress is the fiduciary nature of the relationship with our clients. This fiduciary relationship has been stressed by the SEC and state and federal courts, including the U.S. Supreme Court, and is highlighted in ERISA. Capital Growth Management is considered to be a fiduciary with respect to all its investment counsel clients, including both ERISA and non-ERISA accounts.

         This means that the same standards that are uniformly applied to trustees, guardians and other fiduciaries are applied to Capital Growth Management in its client relationships. These standards oblige Capital Growth Management to act honestly and fairly in all respects in our dealings with clients and to serve their interests with undivided loyalty.

         You are obliged to put the interests of the Capital Growth Management clients before your own personal interests. This is an obligation we all assume as members of an investment counsel firm.

         This rule has particular significance with reference to the flow of investment information our personnel receive from brokers. Such brokerage information is the property of Capital Growth Management and is to be used for the benefit of the Capital Growth Management clientele. It should not be used for the personal advantage of the individual member of the firm who receives such information if such use conflicts with the interests of Capital Growth Management clients. This is a clear principle of law resulting from the fiduciary nature of our client relationship and our obligation to serve clients with undivided loyalty.

         I.       Basic Philosophy

         Capital Growth Management recognizes the fundamental value to its clients in developing an organization of sound, experienced and practical investment people. The actual experience of investing one's own capital, whether it be small or large, is a valuable means of learning firsthand the opportunities, risks and characteristics of the investment markets. Therefore, Capital Growth Management encourages sound, personal investment by members of the firm.

         On the other hand, Capital Growth Management as a firm must make certain that there is no abuse of our responsibilities to clients or to the reputation and professional standing of our organization or any of its members.

         In formulating the Capital Growth Management Code, we have made every effort to produce a framework which will adequately protect the interests of our clients and our firm, while at the same time permitting as much freedom as we believe reasonable and permissible for the firm's individual members in carrying out their own personal investments.

         II.      Securities Transactions Covered by the Code

                  1. Employees of Capital Growth Management

         The restrictions of the Capital Growth Management Code are applicable to the securities transactions of all employees of Capital Growth Management.

         The restrictions of the Capital Growth Management Code also apply to directors, officers and general partners of Capital Growth Management and its General Partner, and all individuals in a control relationship to Capital Growth Management who obtain information concerning investment recommendations to the CGM Funds or any other registered investment company advised by Capital Growth Management. References in this Code to CGM employees include all other persons to whom this Code applies.

         Capital Growth Management will identify and inform all persons subject to the reporting requirements under this Code.

                  2. Employee Accounts

         The Code applies to securities transactions for all accounts in which you have a "beneficial interest", except any such account where you have no influence or control over investments.

         Whether you have a "beneficial interest" in an account will be determined pursuant to Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 and interpretative releases of the Securities and Exchange Commission. Under these rules a beneficial interest in securities exists whenever you derive any economic benefit from the income from the securities or whenever you can exercise a controlling influence over the purchase, sale or voting of the securities. You may also have a beneficial interest in securities if you have the opportunity to indirectly participate in profits from the securities through, among other things, trusts, partnerships, or immediate family members. Accordingly, you are normally considered to have a beneficial interest in:

         a. Securities owned by you, whether or not registered in your name.

         b. Securities held in a trust, estate or other account in which you, your spouse, minor children or other relatives who share the same home with you have a (direct or indirect) present or future interest in the income or principal.

         c. Securities owned by your spouse or minor children.

         d. Securities owned by other relatives who share the same home with you.

         e. Securities in the name of another person where you can obtain title to the securities at once or at some future time.

                  3. Fund Trustees

         The Code does not apply to trustees of the mutual funds managed by Capital Growth Management who are not employees of our firm. The restrictions on the securities transactions of the outside Fund trustees and the requirements for filing reports of their transactions are governed by the Codes of Ethics of the Funds.

         III.     The Rule of Reason, Conscience and Integrity

         The primary rule of the Capital Growth Management Code is the Rule of Reason, Conscience and Integrity. You have the responsibility of carrying out your own personal transactions to ensure that you are not benefiting in your personal investments at the expense of any Capital Growth Management client and that you are not in any way taking advantage of or "trading" on the knowledge you may have of the market impact of transactions carried out by Capital Growth Management for any of its clients.

         Using your own conscience as a person of integrity, you should be the best judge in regard to compliance with this basic approach to personal investing.

         This rule imposes a stricter standard upon members of Capital Growth Management than the general standard of federal and state laws, which prohibit any act, practice or course of business which would operate as a fraud or deceit upon clients.

         IV.      Specific Restrictions on all Purchase and Sale Transactions

         In addition to the Rule of Reason, Conscience and Integrity, the following specific restrictions in this Section IV applies to all securities transactions for accounts subject to the Code, except the exempt transactions which follow the rule:

         NO EMPLOYEE OF CAPITAL GROWTH MANAGEMENT MAY PURCHASE A SECURITY IF SECURITIES OF THE SAME ISSUER ARE HELD IN ANY OF THE FIRM'S CLIENT ACCOUNTS. The Employee is required to determine whether or not securities of the same issuer are held in any client account or whether there is a pending "buy" order prior to engaging in any trading for his or her own account. For employees located at the 222 Berkeley Street offices, this determination shall take the form of written verification from Leslie Lake. If the employee already holds a security at the time that securities of the same issuer are purchased for a client account, he or she may not sell such security for his or her own account until either (i) at least seven days after all securities of the same issuer are purchased for any client account (i.e., seven days after all pending "buy" orders of securities of the same issuer for all client accounts have been completed), or (ii) client accounts no longer hold any securities of the same issuer.

         Because it is important for Capital Growth Management to avoid even the appearance of impropriety, the preceding restriction applies to all employees, whether or not they are actively involved in portfolio management, securities analysis or trading on behalf of clients.

         ADDITIONAL RESTRICTION FOR PORTFOLIO MANAGERS: A Portfolio Manager may not buy or sell a security for his or her own personal account within seven calendar days before or after any Fund or private account trades in the security.

         This Section IV applies to all types of securities transactions, provided the following securities or transactions are exempted from the above provisions of this general rule:

         o Purchases or sales of direct obligations of the Government of the United States, shares of registered open-end investment companies, bankers' acceptances, bank certificates of deposit or commercial paper;

         o Purchases which are part of an automatic dividend reinvestment plan;

         o Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; and

         o Purchases and sales of publicly traded securities of any issuers whose total market capitalization is less than $100 million (which issuers are, as a class, considered to be inappropriate investments for the funds managed by the firm).

         Any prohibition against purchase or sale of a security in this Section IV includes a prohibition against the short sale of the security, the purchase or sale of a bond or preferred stock which is convertible into that security or the purchase or sale of an option, warrant, or other right to purchase or sell that security.

         In addition a portfolio manager may not engage in the practices of "portfolio pumping", "window dressing", or "marking the close" with respect to his management of any Fund or private account.

         V.       Additional Restrictions

         The following additional restrictions have been adopted for specific types of transactions for the reasons indicated below. These prohibitions apply to direct investments, short sales and options trading in such securities.

1. No employee may purchase securities issued by any company the principal business of which is brokerage, underwriting or investment banking except for companies on the following list (which shall be updated from time to time):

Bear Stearns               Goldman Sachs
Edwards, A.G.              Merrill Lynch
Jefferies Group            Morgan Stanley Dean Witter
Legg Mason                 Schwab, Charles
Lehman Brothers            Citigroup
                           UBS Securities

         Reason: To avoid investments which might influence the selection of brokers for client transactions. The companies listed above are those whose capitalizations are sufficiently high and whose brokerage or underwriting activities are sufficiently large so as to mitigate concerns about improper influence.

2. No employee may participate as a purchaser or acquire beneficial ownership of any security in an initial public offering of securities. For this purpose "initial public offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

         Reason: to avoid use or the appearance of the use of brokerage business for our clients to obtain favorable treatment from brokers distributing new issues.

3. No employee may participate as a purchaser or acquire beneficial ownership of any security in any private offering of securities. Where the employee already has a holding of such securities, he or she need not divest such holdings, but shall play no role in any further consideration by Capital Growth Management of any investment in such issuer. For this purpose "private offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6) of the Act, Regulation A under the Act, or Rule 504, 505 or 506 under the Act.

         Reason: to avoid a conflict of interest between the employee entering into or holding such investment and clients of Capital Growth Management both at the time that the investment is made available to the employee and at the time that an investment in the same issuer is being considered for client accounts.

4. No employee may participate in any investment club, hedge fund, limited partnership, or other private investment pool, unless such employee: (i) receives the advance approval of the Chairman or President of the General Partner of Capital Growth Management, and (ii) verifies in writing that such employee does not provide investment advice to such investment pool or its participants, or that such investment pool has agreed to become subject to all of the requirements of this Code.

         Reason: the same restrictions which apply to your personal trading must apply to the investment pool, unless your involvement is entirely passive.

5. No employee may invest in either a public or private real estate investment trust ("REIT") unless such employee receives the written approval of the Chairman and President of the General Partner of Capital Growth Management in advance of such investment. The President and the Chairman of Capital Growth Management may not invest in REIT's without the other's written approval in advance of such investment. The Review Officer shall report to the Board of Trustees of each of CGM Trust and CGM Capital Development Fund at least quarterly concerning all purchases and sales of REIT's by employees of Capital Growth Management during the prior year.

         Reason: A substantial portion of CGM Realty Fund's portfolio is invested in REIT's; this restriction is designed to minimize the possibility of a conflict of interest with the investment strategy of this fund.

6. No employee may engage in the frequent buying and selling of shares in any of the CGM Funds or the CGM Advisor Targeted Equity Fund in an attempt to take advantage of short swings in the prices of any of these funds.

         Reason: The frequent buying and selling of shares of a fund, known as "market timing", can have a negative impact on the price of a fund to the disadvantage of a fund's long term shareholders and will constitute a breach of our fiduciary duty to our clients.

         All profits realized in violation of any restriction in this Code shall be immediately paid over to Capital Growth Management, which shall, in its discretion, allocate such profits among its clients, or contribute them to charity. Any such profits shall be calculated net of any federal, state, local, or foreign taxes paid or payable on the profits.

         VI.      Disclosure Requirements and Reports

         Each employee must comply with the reporting requirements described below. For purposes of this Section VI, the term "security" includes stocks, bonds, notes, partnership interests, options, warrants, debentures, puts and calls on securities, mining interests, ADRs, each of the CGM Funds, the CGM Advisor Targeted Equity Fund and any other interest or instrument commonly known as a "security." However, the term "security" does not include:

         o direct obligations of the Government of the United States,

         o bankers' acceptances,

         o bank certificates of deposit,

         o commercial paper,

         o high quality short-term debt instruments,

         o repurchase agreements, and

         o shares of registered open-end investment companies, i.e. mutual funds, other than the CGM Funds and the CGM Advisor Targeted Equity Fund.

         Any report made pursuant to this Section VI may contain a statement that the report shall not be construed as an admission that you have any direct or indirect beneficial ownership in a security to which the report relates and no report shall be considered as an admission that any transaction reported constitutes a violation of the Code. Reports need not be made with respect to accounts where you have no direct or indirect influence or control over investments. In addition, reports need not be made with respect to securities transactions (including transactions in the CGM Funds and the CGM Advisor Targeted Equity Fund) effected pursuant to an automatic investment plan, an automatic withdrawal plan or a dividend reinvestment plan.

         1. Initial Reports

          All new employees shall supply the Review Officer with a list of all brokerage and banking accounts in which any securities are held for the employee's direct or indirect beneficial interest and the securities held in each such account (including the names of the brokerage firms or banks and the title, number of shares and principal amount of each security beneficially owned). In addition, new employees shall affirm that they have no affiliations or positions with a public company not permitted by this Code.

          This initial report shall be submitted by each employee no later than ten days after becoming an employee and shall contain the date the report is submitted by the employee.

         2. Monthly Reports

         Within ten days following the end of each month, you must file a signed securities transaction form with the Review Officer. On that form you must report the security transactions carried out during the month for all accounts in which you have a "beneficial interest", except accounts where you have no direct or indirect influence or control over investments. The monthly reports shall contain (a) the date of the transaction, (b) the title and type of security and, as applicable, exchange ticker symbol or CUSIP number, interest rate and maturity date (if applicable), number of shares and principal amount of each security, (c) the nature of the transaction (i.e., purchase, sale, other), (d) the price of the security at which the transaction was effected and (e) the name of the brokerage firm or bank through which the transaction was effected.

         The monthly report also must contain, with respect to any account you established in which securities were held during the month for your direct or indirect benefit, the (a) name of the brokerage firm or bank with which you established the account and (b) the date the account was established.

         These monthly reports must be submitted by every employee of Capital Growth Management and must contain the date the report is submitted by the employee.

         Monthly reports must be filed whether or not any security transactions have been carried out. In instances where there have been no transactions, that fact should be so noted.

         Employees shall keep copies of all broker confirmations and statements for all accounts in which they have a beneficial interest, and shall be prepared to supply them to the Review Officer upon request.

         3. Annual Report

         On an annual basis, no later than January 31st, each employee shall supply the Review Officer with an annual report containing: (a) the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security in which the employee has any direct or indirect beneficial ownership and (b) the name of any brokerage firm or bank with which the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee. In the annual report each employee shall either certify that he or she has fully complied with this Code or shall fully disclose any and all failures to do so. The information contained in the annual report must be current as of December 31 and must contain the date the report is submitted by the employee.

         VII.     Review and Enforcement

         Mr. Kemp serves as the Review Officer for this Code. Mr. Heebner shall serve as Alternate Review Officer for Mr. Kemp.

         It will be the responsibility of the Review Officer to review these transactions promptly with the objective of catching at an early date any conflict with the specific rules or general principles and philosophy of this Code. It will be the Review Officer's responsibility to use common sense and judgment in regard to the character and nature of individual securities transactions as reported, to point out at once any apparent violation to the individual, and to take appropriate action.

         You cannot participate in a determination of whether you have committed a violation of this Code or of the imposition of any resulting sanction. If a contemplated securities transaction may apparently conflict with the provisions of this Code, you should contact the Review Officer prior to going ahead with the transaction. Information submitted in the initial, monthly, and annual reports will be treated as confidential by the Review Officer, provided it may be made available to the Securities and Exchange Commission and other government agencies.

         An employee shall report to the Review Officer and the Chief Compliance Officer immediately upon occurrence (i) any failure on his or her part to comply with this Code and (ii) any other violation of this Code. The Review Officer and the Chief Compliance Officer will treat an employee's report of any other violation of this Code under (ii) above as confidential and anonymous.

         If you believe that adherence to any of the restrictions in Sections IV or V of the Code will cause you a serious and undue hardship because of unusual personal circumstances (e.g., the need to raise cash to pay an extraordinary medical expense) you may submit a request for an exemption in writing to the Review Officer. The Review Officer's determination will be final. Such relief from the requirements of the Code will be granted only rarely.

         VIII.    Maintenance of Records

         Capital Growth Management will maintain the following records at its principal place of business, to the extent and in the manner set forth below, and will make such records available to the Securities and Exchange Commission or any representative thereof at any time and from time to time for reasonable periodic, special or other examination:

         1. A copy of each Capital Growth Management Code which is, or any time within the past five years has been, in effect shall be preserved in an easily accessible place.

         2. A copy of each employee's written acknowledgement of their receipt of this Code and any amendment to this Code.

         3. A record of any violation of such Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

         4. A copy of each report made under this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

         5. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code or who are or were responsible for reviewing these reports shall be maintained in an easily accessible place.

         6. A copy of each report concerning this Code furnished by Capital Growth Management to the Board of any Fund pursuant to the Investment Company Act shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

         7. A record of any decisions, and the reasons supporting the decisions, to approve the acquisition of securities under Section VII of this Code shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

         IX.      Amendments and Reporting to Funds

         Any material change to this Code of Ethics must be approved by the Boards of Trustees of the CGM Funds and any other registered investment company advised by Capital Growth Management, including a majority of trustees who are not interested persons of Capital Growth Management, no later than six months after adoption of the material change.

         No less frequently than annually, Capital Growth Management must furnish to the Boards of Trustees of the CGM Funds and any other registered investment company advised by Capital Growth Management a report that:

         1. describes any issues arising under this Code of Ethics or procedures of Capital Growth Management since the last report to the Board, including, but not limited to, information about material violations of this Code of Ethics or procedures and sanctions imposed in response to the material violations; and

         2. certifies that Capital Growth Management has adopted procedures reasonably necessary to prevent its employees from violating this Code of Ethics.

         Capital Growth Management will provide any amendment of this Code to each employee. Each employee will be required to acknowledge in writing that they have read and understand any such amendment and will comply in all respects with such Code.

         X.       Acknowledgement

         I have read and understand the foregoing Code and will comply in all respects with such Code.

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         Name                                        Date